Exhibit 99.1

Asia Pay Announces MOU with Beijing Company to develop a Co-Branded VIP Card Service for the Chinese Credit Card Market

Seattle, WA and Hong Kong - March 30, 2004 - Asia Payment Systems, Inc. (Asia Pay) (NASD OTCBB: APYM) is pleased to announce that it has signed a Memorandum of Understanding (MOU) with Beijing Sunkart Investment Management Co. Ltd. (Beijing Sunkart) to jointly investigate the commercial, technical and legal issues relating to the launch of a co-branded VIP Card service for the government employee and commercial sectors in China.

Both Asia Pay and Beijing Sunkart have committed to address the issues for the Co-branded card service on an expedited basis with the objective of developing an agreed implementation plan within three months.

Asia Pay is an Asian-based credit card processing merchant services company and in the final stages of negotiation with several Asian clients, including Beijing Sunkart, to provide processing services. The primary focus of our development efforts is the rapidly growing Chinese credit card market. Asia Pay's mission is to become a leading China-wide provider of world-class third-party processing services to bankcard accepting merchants and issuers of bank credit cards, petroleum station, merchandise and other retail cards.

Matt Mecke, President and CEO of Asia Pay commented, "We have been working with Beijing Sunkart to bring added value to the credit card processing business in China. This MOU is the first of several we expect to conclude with Chinese partners as we focus on building out our China client network. Initially we are focused on key target markets in China, and later we will broaden our efforts to cover the whole China credit card processing market.

Robert Clarke, Chairman of Asia Pay added, "We believe the Beijing Sunkart MOU marks an important step forward for Asia Pay. Entry into the Chinese market requires careful planning and the development of good partner relationships. The Beijing Sunkart signifies the start of this process. We are committed to developing our program for the Chinese market to complement our other market development activities in Asia.

About Beijing Sunkart
Sunkart Investment Management Co. Ltd. is a private investment company with operations in both Beijing and in the Province of Guangdong.

About Asia Payment Systems, Inc.
Asia Pay is a Nevada incorporated company with offices in Seattle, Washington, Hong Kong and Shenzhen, China. It is developing a credit card processing network to provide clearing services to merchants, oil companies, and financial institutions in China and in selected additional markets in Asia.

For more information about Asia Pay, please visit: http://www.asia-pay.com

Contacts:
Asia Payment Systems, Inc. (APYM: OTCBB)
Matt Mecke, President, CEO
Tel. +1-866-877-APAY
ir@asia-pay.com

Source: Asia Payment Systems, Inc.